Exhibit 10.16
FIRSTMERIT CORPORATION
AMENDED AND RESTATED
UNFUNDED SUPPLEMENTAL BENEFIT PLAN
     The Company originally adopted the Plan effective as of January 1, 1984 and subsequently amended the Plan effective as of December 15, 1994. Effective December 31, 2006, no further employees were permitted to become participants in the Plan. The Company hereby amends and restates the Plan in its entirety to incorporate changes required by Code Section 409A and to make certain other administrative changes.
ARTICLE 1
DEFINITIONS
     Whenever used in this Plan, the following terms shall have the meanings hereinafter set forth:
     1.1 ADMINISTRATIVE COMMITTEE. The Administrative Committee appointed to administer the Pension Plan.
     1.2 AFFILIATE. Any entity with whom FirstMerit Corporation would be considered a single employer under Code Section 414(b) or (c).
     1.3 BOARD. The Board of Directors of FirstMerit Corporation.
     1.4 CODE. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.
     1.5 COMPANY. FirstMerit Corporation and any Affiliate which has properly adopted the Pension Plan, except where a specific reference is made to a particular corporation.
     1.6 EFFECTIVE DATE. January 1, 1984.
     1.7 EMPLOYEE. A Member (as defined in the Pension Plan) in the Pension Plan, or any retired employee of the Company who is currently receiving a supplemental pension benefit from the Company.
     1.8 GRANDFATHERED AMOUNT. The portion of the benefit a Plan participant is entitled to receive under the Plan equal to the present value of the amount to which the Plan participant would have been entitled under the Plan if the Plan participant voluntarily Separated From Service without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following Separation From Service and received the benefits in the form with the maximum value. Notwithstanding the foregoing, for any subsequent taxable year of the Plan participant, the Grandfathered Amount may increase to equal the present value of the benefit the Plan participant actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan (including applicable limits under the Code), as in effect on October 3, 2004, without regard to any further services rendered by the Plan participant after December 31, 2004, or any other events affecting the amount of or the entitlement to benefits (other than a Plan participant election with respect to the time or form of an available benefit). For purposes of calculating the present value of the Grandfathered Amount, reasonable actuarial assumptions and methods shall be used in accordance with Treasury Regulation Section 1.409A-6(a)(3)(i).
     1.9 PENSION PLAN. The Pension Plan for Employees of FirstMerit Corporation and Affiliates, as may be amended.
     1.10 PLAN. The FirstMerit Corporation Amended and Restated Unfunded Supplemental Benefit Plan.
     1.11 PLAN YEAR. The twelve (12)-month period adopted as the Plan Year for the Pension Plan.
     1.12 RESTATEMENT EFFECTIVE DATE. November 20, 2008.
     1.13 SECTION 409A AMOUNT. The portion of the benefit a Plan Participant is entitled to under the Plan that is not a Grandfathered Amount.
     1.14 SEPARATION FROM SERVICE. A “separation from service” within the meaning of Code Section 409A by a Plan participant from FirstMerit Corporation and all Affiliates.
     1.15 SPECIFIED EMPLOYEE. A “specified employee” as defined in Code Section 409A and Treasury Regulation Section 1.409A-1(i) and as determined under FirstMerit Corporation’s policy for determining specified employees.
ARTICLE 2
PURPOSE OF PLAN
     2.1 PURPOSE. The Plan is designed to provide supplemental retirement benefits payable out of the general assets of the Company as provided in Section 4.1.
ARTICLE 3
ELIGIBILITY
     3.1 EMPLOYEE’S ELIGIBILITY. All Employees and beneficiaries of Employees eligible to receive benefits from the Pension Plan shall be eligible to receive benefits under this Plan in accordance with Section 4.1 regardless of when the Employees may have retired. Notwithstanding the foregoing, no Employee shall become eligible to participate in the Plan after December 31, 2006. Any individual who is participating in the Plan immediately prior to the Restatement Effective Date shall continue to participate in the Plan after the Restatement Effective Date, subject to the terms and conditions of the Plan.
     3.2 RETIRED EMPLOYEES’ ELIGIBILITY. All retired Employees of the Company who were receiving supplemental retirement benefits from the Company on the Effective Date shall be eligible to participate in this Plan and receive the benefit provided in accordance with Section 4.2.
ARTICLE 4
BENEFITS
     4.1 AMOUNT OF BENEFITS. The amount of the benefit payable under the Plan to an Employee shall be equal to the monthly benefit which would be payable to or on behalf of an Employee under the Pension Plan if Article 17 of the Pension Plan and the limitations of Code Section 415 were inapplicable, and if the amount of any compensation deferred by the Employee was included in the calculation of Compensation (as defined in the Pension Plan) for the Plan Year, less the monthly benefit actually payable to or on behalf of the Employee under the Pension Plan. For purposes of determining the amount of an Employee’s benefit under this Section 4.1, the vesting requirements of the Pension Plan shall also apply to the benefit payable under this Plan.
     4.2 AMOUNT OF RETIRED EMPLOYEES’ BENEFITS. Any retired Employee of the Company who, as of the Effective Date, is receiving a supplemental retirement benefit from the Company shall be entitled to receive, in lieu of such supplemental retirement benefit, a benefit from this Plan equal to the amount of benefit the retired Employee is receiving on the Effective Date. The terms and conditions under which such retired Employee’s supplemental retirement benefit is being paid are hereby incorporated in and made a part of this Plan.
     4.3 FORM OF BENEFIT PAYMENTS.
          (a) Grandfathered Amounts payable to or on behalf of an Employee as determined under Section 4.1 shall be paid as a lump sum payment or in the form of a life annuity or converted to a joint and survivor annuity based upon the actuarial factors, as determined by the Administrative Committee in its sole discretion. In making its decision, the Administrative Committee shall consider the form in which the Employee’s benefit is payable under the Pension Plan and any other matters it considers relevant.
          (b) Section 409A Amounts payable to or on behalf of an Employee as determined under Section 4.1 shall be paid in a life annuity within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii)(A).
     4.4 TIME OF BENEFIT PAYMENTS.
          (a) Grandfathered Amounts due under the Plan shall be paid coincident with the payment date of benefits under the Pension Plan or at such other time or times as the Administrative Committee in its discretion determines.
          (b) Section 409A Amounts shall commence within sixty (60) days following the Employee’s Separation From Service or, if later, the Employee’s attainment of age fifty-five (55). Notwithstanding any provision in the Plan to the contrary, if a participant is a Specified Employee on the participant’s Separation From Service and the participant is entitled to a payment under this Plan that is required to be delayed pursuant to Code Section

409A(a)(2)(B)(i), then such payment shall not be made until the first business day of the seventh month following the date of the participant’s Separation From Service (or, if earlier, the date of the participant’s death). The first payment to be made shall include the cumulative amount (if any) of any amounts that could not be paid during such postponement period.
     4.5 BENEFITS UNFUNDED. The benefits payable under the Plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner.
ARTICLE 5
ADMINISTRATION
     5.1 DUTIES OF ADMINISTRATIVE COMMITTEE. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes. The Administrative Committee shall determine the amount and manner of payment of the benefits due to or on behalf of each Employee from the Plan and shall cause them to be paid by the Company accordingly.
     5.2 FINALITY OF DECISIONS. The decisions made by and the actions taken by the Administrative Committee in the administration of the Plan shall be final and conclusive on all persons, and the members of the Administrative Committee shall not be subject to individual liability with respect to the Plan.
     5.3 CLAIMS PROCEDURE.
          (a) Any Employee or beneficiary of an Employee (the “Claimant”) who believes that he, she or it is entitled to an unpaid Plan benefit or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Administrative Committee.
          (b) If the claim is wholly or partially denied, the Administrative Committee will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Plan Administrator relied to deny the claim;

(iii)	A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), following an adverse determination upon review.
If special circumstances require the extension of the ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Administrative Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.
          (c) If a claim has been wholly or partially denied, the affected Claimant, or such Claimant’s authorized representative, may:
(i)	Request that the Administrative Committee reconsider the denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(ii)	Review pertinent documents and other material upon which the Administrative Committee relied when denying the initial claim; and

(iii)	Submit a written description of the reasons for which the Claimant disagrees with the Administrative Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Administrative Committee. The Administrative Committee is solely responsible for reviewing all appeals of denied benefit claims and taking all appropriate steps to implement its decision.
The Administrative Committee’s decision on review will be sent to the Claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Administrative Committee will consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the Claimant’s right to bring an action under ERISA Section 502(a).
The Administrative Committee’s decision on review will be made not later than sixty (60) days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. This notice to the Claimant will indicate the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial sixty (60) day period.
To the extent permitted by law, the decision of the Administrative Committee will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 5.3.

ARTICLE 6
AMENDMENT AND TERMINATION
     6.1 AMENDMENT AND TERMINATION. While the Company intends to maintain the Plan in conjunction with the Pension Plan for as long as necessary, the Board reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate, provided, however, such amendment or termination shall only operate prospectively. No amendment or termination shall reduce or eliminate any benefit to which any Employee is entitled under the terms of the Plan at the time of the amendment or termination.
     6.2 CONTRACTUAL OBLIGATION. Notwithstanding Section 6.1, the Company hereby makes a contractual commitment to pay the benefits payable under the Plan to the extent it is financially capable of meeting such obligations.
     6.3 PLAN FINANCES. The Company may (but shall not be obligated to) finance its obligation under the Plan by the purchase of life insurance, life insurance annuities, tax-exempt bonds, or any other asset or investment. Such investments shall remain part of the general assets of the Company subject to the claims of the Company’s general creditors. The Members shall have no right to or interest in such investments.
ARTICLE 7
MISCELLANEOUS
     7.1 NO EMPLOYMENT RIGHTS. Nothing contained in the Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.
     7.2 LAW APPLICABLE. This Plan shall be governed by the laws of the State of Ohio.
     7.3 APPLICATION AND FORMS FOR SUPPLEMENTAL BENEFIT. The Administrative Committee may require an Employee to complete and file with the Administrative Committee an application for a supplemental benefit hereunder and all other forms approved by the Administrative Committee, and to furnish all pertinent information requested by the Administrative Committee. The Administrative Committee may rely upon all such information so furnished it, including the Employee’s current mailing address, age, or marital status.
     7.4 COMMENCEMENT OF SUPPLEMENTAL BENEFIT. No interest shall accrue or be paid for any period from the date as of which payments are to be made and the date such payments are actually made.
     7.5 NONALIENATION OF BENEFITS. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Plan shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, or torts of any person entitled to benefits hereunder.
     7.6 ACTION BY COMPANY. Any action which may be taken by a Company under the Plan may be by resolution of its Board of Directors or by any person or persons duly authorized by resolution of said Board of Directors to take such action.
     7.7 WRITTEN COMMUNICATIONS REQUIRED. Any notice, request or instruction to be given hereunder shall be in writing and either personally delivered to the addressee or deposited, postpaid, in the United States mail, properly addressed to the addressee, in the case of an Employee, beneficiary, or similar person, at the last address for notice shown on the Administrative Committee’s records or, in the case of the Administrative Committee, at FirstMerit Corporation, 106 South Main Street, Akron, Ohio 44308.
     7.8 CODE SECTION 409A. It is intended that Section 409A Amounts under this Plan comply with Code Section 409A and the Treasury Regulations promulgated thereunder and, to the maximum extent permitted by law, this Plan shall be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to an Employee or any beneficiary, and none of FirstMerit Corporation, its Affiliates, the Board or the Administrative Committee shall have liability to any Employee or beneficiary for a failure to comply with the requirements of Code Section 409A. Furthermore, the Company may accelerate the time or schedule of a distribution to a Plan participant at any time the Plan fails to meet the requirements of Code Section 409A. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
          IN WITNESS WHEREOF, FirstMerit Corporation has caused this amendment and restatement of the Plan to be duly executed and adopted as of this ___day of December, 2008.

FirstMerit Corporation
By:	/s/ Christopher J. Maurer
Print Name: Christopher J. Maurer
Its: Executive Vice President – H.R.